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News Release                                                  Easterly
                                                              Investor Relations



                                                                    EXHIBIT 99.1


                                  Client:   Crown Castle International Corp.

                                  Contacts: Charles C. Green, III, CFO
                                            Crown Castle International
                                            713-570-3000

FOR IMMEDIATE RELEASE                       Ken Dennard / kdennard@easterly.com
                                            Lisa Elliott / lisae@easterly.com
                                            Easterly Investor Relations
                                            713-529-6600

             TELEDIFFUSION DE FRANCE INTERNATIONAL EXERCISES PRE-
             EMPTIVE RIGHT AS TO CROWN CASTLE INTERNATIONAL SHARES

JULY 22, 1999 - HOUSTON, TEXAS - Crown Castle International Corp. (NASDAQ:TWRS) announced today that TeleDiffusion de France International S.A. ("TdF") exercised its pre-emptive right pursuant to the Governance Agreement between Crown Castle and TdF to purchase 8,351,791 shares of common stock at $16.80 per share relating to the May 1999 offering of common stock by Crown Castle. In June 1999 TdF acquired 125,066 shares of common stock at $13.00 per share pursuant to its pre-emptive right relating to the Millennium acquisition and 5,395,539 shares of common stock at $12.63 per share pursuant to its pre-emptive right relating to the Bell Atlantic joint venture. Crown Castle has also signed a new Supplemental Agreement to the Governance Agreement which permits Crown Castle to acquire on or after July 1, 1999 the 20 percent interest of Castle Transmission Services (Holdings) Ltd ("CTSH") held by TdF.

          Ted B. Miller, Jr., Crown Castle Chairman and CEO, stated, "Yet again TdF has demonstrated its strategic commitment to Crown Castle with this additional investment of over $200 million in cash. It clearly reflects their continued support of our strategy and strong endorsement of our performance as the leading global outsourcing provider to the wireless and broadcast industries."


          Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates and manages over 7,000 wireless communication towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.
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